Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	INVESTOR RELATIONS	MEDIA RELATIONS
	Rachel Carroll	Jon Coifman
	VP Corporate Communications	Waggener Edstrom Worldwide
	P: 212 920 3500	P: 212 551 4815
	E: rcarroll@ener1.com	E: jcoifman@waggeneredstrom.com

Ener1 Reports Second Quarter 2009 Results

New York, NY (August 6, 2009) – Ener1, Inc. (NASDAQ: HEV), developer and manufacturer of advanced lithium-ion batteries to power the next generation of hybrid, plug-in hybrid and pure electric vehicles, today reported its second quarter 2009 financial results.  The following highlights significant events that occurred since the end of the first quarter:

Commercial Programs:

-
May 27, EnerDel announced it would be supplying 16 HEV battery packs to AC Transit for its next-generation hybrid fuel cell buses.  The buses are being designed by Van Hool and UTC Power, a subsidiary of United Technologies Corp. (NYSE:UTX).

-	July 13, EnerDel announced its battery packs have been designed into two prototype vehicles currently being road tested for Volvo’s V70 plug-in hybrid joint program with Vattenfall.

-	July 27, EnerDel and Think announced the delivery of their fully integrated drivetrain system to Zero Sports of Japan, which is currently undergoing testing by the Japan Post.

-	July 30, EnerDel announced a research and development project with Nissan to develop a new form of electrolyte, the research is to be conducted at Argonne National Laboratory in Chicago.

Financial Highlights:

Ener1 financial results include operations at Enertech International in 2009.  Revenues for second quarter 2009 were $7.5 million compared to $437 thousand in 2008.  Second quarter operating expenses were $12.5 million in 2009 compared to $7.8 million in 2008.  Research and development expenses were $7.5 million and general and administrative expenses were $3.7 million.   The net loss per share was $.11 in 2009 compared to $.08 in 2008.  Weighted average shares outstanding were 113.8 million in 2009 compared to 101.9 million in 2008.  Under our Open Market Sale Agreement with Jefferies & Company, Ener1 raised $19.6 million at an average price of $6.38 per share from May 26 through August 6.

“On August 5, EnerDel was pleased to announce it had met all of the eligibility requirements for a federal battery production grant, funded by the stimulus act, and to have been awarded one-hundred percent of amount requested - $118.5 million - on a 50:50 cost-share basis,” commented Chairman and CEO Charles Gassenheimer.  “We were honored to hear our company mentioned by President Obama during his address in Elkhart, Indiana, and to be among the companies he referenced as pioneering electric drive in the United States.”

Management will host a conference call this afternoon at 5:00 p.m. Eastern Daylight Savings Time to discuss the second quarter results, give guidance on the company’s financial position and discuss other company announcements.  The accompanying management presentation will be webcast live with the audio call, and may be viewed on the Ener1 website at http://www.ener1.com.  To participate in the audio call, please dial 888-713-4213 from within the United States, or 617-213-4865 from outside the United States.  The participant pass code is 84525384.
-ends-

Safe Harbor Statement:

Certain statements made in this press release constitute forward-looking statements that are based on management's expectations, estimates, projections and assumptions. Words such as "expects," "anticipates," "plans," "believes," "scheduled," "estimates" and variations of these words and similar expressions are intended to identify forward-looking statements. Forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. These statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. Therefore, actual future results and trends may differ materially from what is forecast in forward-looking statements due to a variety of factors. All forward-looking statements speak only as of the date of this press release and the company does not undertake any obligation to update or publicly release any revisions to forward-looking statements to reflect events, circumstances or changes in expectations after the date of this press release.

About Ener1, Inc.:
Ener1 develops and manufactures compact, high performance lithium-ion batteries to power the next generation of hybrid, plug-in hybrid and pure electric vehicles. The publicly traded company (NASDAQ: HEV) is led by an experienced team of engineers and energy system experts at its EnerDel subsidiary located in Indiana. In addition to the automobile market, applications for Ener1 lithium-ion battery technology include the military, grid storage and other growing markets.

Ener1 also develops commercial fuel cell products through its EnerFuel subsidiary and nanotechnology-based materials and manufacturing processes for batteries and other applications through its NanoEner subsidiary.

ENER1, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

	June 30, 2009	December 31, 2008

ASSETS
Current assets
Cash	$5,996	$11,229
Restricted cash	2,260	2,976
Accounts receivable, net	4,685	7,006
Inventory, net	8,689	10,202
Prepaid expenses and other current assets	1,116	1,199
Total current assets	22,746	32,612

Property and equipment, net	45,243	39,513
Deferred financing costs, net	3,393	5,088
Intangible assets, net	14,121	15,246
Goodwill	48,031	48,674
Other assets	606	598
Total assets	$134,140	$141,731

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued expenses	$9,747	$16,322
Income taxes payable	299	318
Short term borrowings	9,981	9,414
Short term borrowings, related party	1,500	-
Capital lease obligations, current portion	2,177	2,003
Total current liabilities	23,704	28,057

Other long-term payables	1,267	1,093
Derivative liabilities	6,549	-
Long term borrowings	3,892	795
Long term borrowings, related party	9,693	-
Deferred income tax liabilities	313	397
Capital lease obligations, less current portion	3,624	4,580
Convertible bonds	363	396
Total liabilities	49,405	35,318

STOCKHOLDERS' EQUITY	84,735	106,413
Total liabilities and stockholders' equity	$134,140	$141,731

ENER1, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008

Net sales	$7,537	$437	$15,729	$534
Cost of sales	6,360	-	13,163	-
Gross profit	1,177	437	2,566	534

Operating expenses
General and administrative	3,741	2,179	8,358	4,761
Research and development, net	7,452	5,384	13,714	8,449
Depreciation and amortization	1,354	191	2,462	298
Total operating expenses	12,547	7,754	24,534	13,508
Loss from operations	(11,370)	(7,317)	(21,968)	(12,974)

Other income (expense):
Interest expense	(1,419)	-	(2,736)	(11,625)
Gain on derivative liabilities	5	-	3,917	3,936
Other, net	(241)	111	530	309
Total other income (expense)	(1,655)	111	1,711	(7,380)

Loss before income taxes	(13,025)	(7,206)	(20,257)	(20,354)
Income tax (benefit) expense	(35)	-	2	-
Net loss	(12,990)	(7,206)	(20,259)	(20,354)
Less: Net (loss) income attributable to noncontrolling interest	(129)	616	(90)	1,196
Net loss attributable to Ener1, Inc	$(12,861)	$(7,822)	$(20,169)	$(21,550)

Net loss per share attributable to Ener1, Inc.: basic and diluted	$(0.11)	$(0.08)	$(0.18)	$(0.22)

Weighted average shares outstanding for Ener1, Inc.: basic and diluted	113,803	101,930	113,637	97,651